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INDEPENDENT AUDITORS' CONSENT


WM Variable Trust:

We consent to the incorporation by reference in this Post-Effective Amendment No. 19 to Registration Statement No. 033-57732 of the WM Variable Trust (the "Trust") on Form N-1A of our report dated February 4, 2000 appearing in the Trust's 1999 Annual Report and to the references to us under the heading "Financial Highlights" in the Prospectus and under the headings "Counsel and Independent Accountants" and "Financial Statements" in the Statement of Additional Information, both of which are parts of such Registration Statement.



Deloitte & Touche LLP
San Francisco, California
April 28, 2000